Certificate of Amendment to
                          Certificate of Incorporation
                                       of
                       Continental Waste Industries, Inc.

     Continental Waste Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

         DOES HEREBY CERTIFY THAT:

     FIRST: That a meeting of the Company's Board of Directors, resolutions were duly adopted setting forth a proposed amendment of the Company's Certificate of Incorporation (the "Certificate"), declaring the proposed amendment to be advisable and calling a meeting of the Company's stockholders for consideration thereof. The resolution setting forth the proposed amendment is a follows:

                           RESOLVED, that the Certificate be amended by changing the first sentence of Article Fourth, Clause (a) so that, as amended, the sentence shall be and read as follows:

     The aggregate number of shares which the Company shall be authorized to issue: (a) 40,000,000 shares of common stock, $.0006 par value ("Common") and
(b) (1) 425,200 shares of Series Preferred Stock, $5.64 par value ("Series A Preferred"), (2) 119,000 shares of Series B Preferred Stock, $20.00 par value ("Series B Preferred") and (3) 100,000 additional shares of Preferred Stock $.001 par value (the "Blank Check Preferred"), for an aggregate total of 664,200 shares of preferred stock.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and Section 2.3 of the Company's Bylaws, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Carlos E. Aguero, its President, and Jeffrey E. Levine, its Senior Vice President, this 28th day of December, 1995.

                             By: /s/ Carlos E. Aguero
                                      Carlos E. Aguero, President

                             Attest: /s/ Jeffrey E. Levine
                                      Jeffrey E. Levine, Senior Vice President